Exhibit 99.1

BigCommerce Merchants Experience Highest Ecommerce Sales Ever During Cyber Week

Platform sales increase approximately 74 percent globally year-over-year, supported by 100% uptime during peak shopping days

AUSTIN, Texas – December 2, 2020 – BigCommerce (Nasdaq: BIGC), a leading Open SaaS ecommerce platform for fast-growing and established brands, today reported that its merchants experienced record-breaking sales during Cyber Week, the five day shopping period spanning Thanksgiving through Cyber Monday. Analysis of platform-level data shows that BigCommerce’s global merchant base saw an approximate 74 percent year-over-year (YoY) increase in gross merchandise volume (GMV) recorded by BigCommerce, led by an approximate 86 percent YoY GMV increase on Sunday and an approximately 84 percent increase on Thanksgiving Day. Additionally, the BigCommerce platform saw 100% performance uptime, marking the seventh consecutive year of zero reported site downtime during the peak holiday period.

“This year, brands and retailers needed to grow spectacularly online to make up for unprecedented challenges offline. The success that BigCommerce merchants saw during Cyber Week reflects the quality of their ecommerce websites and the ever-expanding willingness of consumers to shift their spending online,” said Brent Bellm, CEO at BigCommerce. “2020 will be the biggest year of ecommerce growth in history, by far. We are proud that BigCommerce plays an essential part in helping businesses provide engaging, reliable and secure digital sales experiences.”

Merchants also benefited from an approximate 17 percent YoY increase in average order value (AOV), led by a $164 AOV on Cyber Monday. Desktop, which accounted for approximately 53 percent of total platform sales, reigned as the primary purchase device throughout the majority of Cyber Week, bringing in an approximate 78 percent increase in GMV YoY. Despite this, total GMV on smartphones saw a more than 77 percent increase from last year, highlighting it as a growing driver in ecommerce sales.

Additional Cyber Week Insights:

•	Sunday saw the highest YoY increase in overall GMV; however, Black Friday was the most popular day for making purchases over the five-day period.

•	Year-over-year, the number of orders occurring during Cyber Week increased by approximately 48 percent, highlighting the fact that consumers were buying more online this year.

•	At an industry level, Sporting Goods, Furniture and Apparel saw the largest YoY GMV increases during Cyber Week.

•	The United States, United Kingdom and Australia were the top-selling countries worldwide during Cyber Week, with Texas, California and Florida driving the highest GMV in the US.

Methodology

BigCommerce’s Cyber Week data is based on a comparison of total platform sales that occurred between November 28-December 2, 2019 and November 26-30, 2020. It represents information from thousands of small, mid-sized and enterprise global retailers selling on the BigCommerce platform.

About BigCommerce

BigCommerce (Nasdaq: BIGC) is a leading software-as-a-service (SaaS) ecommerce platform that empowers merchants of all sizes to build, innovate and grow their businesses online. As a leading Open SaaS solution, BigCommerce provides merchants sophisticated enterprise-grade functionality, customization and performance with simplicity and ease-of-use. Tens of thousands of B2B and B2C companies across 150 countries and numerous industries use BigCommerce to create beautiful, engaging online stores, including Ben & Jerry’s, Molton Brown, S.C. Johnson, Skullcandy, Sony, Vodafone and Woolrich. Headquartered in Austin, BigCommerce has offices in San Francisco, Sydney and London. For more information, please visit www.bigcommerce.com or follow us on Twitter, LinkedIn, Instagram and Facebook.

BigCommerce® is a registered trademark of BigCommerce Pty. Ltd. Third-party trademarks and service marks are the property of their respective owners.

Media Contact

Rachael Hensley

rachael.hensley@bigcommerce.com